Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
October 31, 2013

Thank you Tim and good morning everyone.

Our Energy Equipment Group’s revenues for the third quarter increased approximately 25% year-over-year primarily due to increased shipments of energy containers and other related products. The group reported an operating profit of $15.0 million and a margin of 8.8%. These results continue to reflect significant improvement in year-over-year performance.

During the quarter, we received orders for wind towers with a value of $442 million. Our manufacturing flexibility positioned our wind towers business to respond to the improved market demand resulting from the extension of the Production Tax Credit. The Company elected to remove from the wind tower backlog a $413 million order that is subject to litigation. The litigation is ongoing, making any public commentary difficult. At the end of the quarter, our wind tower backlog stood at $610 million and now extends through 2015.

The Construction Products Group generated an operating profit of $18.6 million during the third quarter, a 62% increase compared to the same quarter a year ago. The continued improvement in revenue and profit performance is a direct result of our efforts to reposition the portfolio so that it is aligned with products that have more consistent demand drivers.

The highway products market continues to be constrained by tight state budgets. We expect demand for highway products to remain relatively slow until there is an improvement in funding at both the state and federal level. The government shutdown had no impact on our highway business.

Our Inland Barge Group experienced a year-over-year decline in both revenue and profit. However, as a result of manufacturing leverage in the production of tank barges, the segment produced a stronger operating margin of 17.4% during the quarter.

The recent investments we have made in our barge facilities have increased our ability to flex our production lines in response to changing demand patterns. I am pleased with the financial returns we are seeing from these investments.

Demand for hopper barges continues to be weak. The timing of a recovery in demand is difficult to predict. We are watching these markets closely and are well-positioned for any pickup in activity.

Order patterns in the barge market tend to be lumpy as customers place orders in accordance with their annual capital expenditure plans. Infrastructure supporting the energy renaissance continues to be built out across North America; the downstream investments for chemical and petrochemical expansions are coming closer in sight. While the timing of new orders is uncertain, the strength of our backlog and the flexibility of our manufacturing platform gives us a great deal of confidence in our business.

The Barge backlog stands at $476 million after receiving orders of $49 million during the third quarter.

Overall, I am pleased with our performance. Our business groups will continue to look for opportunities to grow.

At this time, I will turn the presentation over to Steve.